Exhibit 10.71

FOURTH AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT (this “Agreement”), made as of the 15th day of December 2012.

By and Between:	Bedminster 2 Funding, LLC, having an address c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, NJ 07921 (hereinafter designated as the “Licensor”);

And:	Amarin Pharma Inc., on behalf of Amarin Pharmaceuticals Ireland Ltd., having its U.S. billing address at 1430 Route 206, Bedminster, NJ 07921 (hereinafter designated as the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into a License Agreement dated April 11, 2011 for an agreed upon 3,303 square feet of office space located at 1420 Route 206, Bedminster, NJ (the “1420 Premises”); a First Amendment dated May 11, 2011 which relocated Licensee to Suite # 200 consisting of an agreed-upon 9,747 square feet of office space located in 1430 Route 206, Bedminster, NJ (the “1430 Premises”); a Second Amendment dated April 25, 2012 and a Third Amendment dated July 17, 2012 (collectively, the “License”); and

WHEREAS, Licensee wishes to expand their Premises by 2,601 square feet (Suite #140 located at 1420 Route 206, the “1420 Expansion Premises”) and Licensor agrees to license said additional premises conditioned upon Licensee’s compliance with the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1. Grant of License. Licensor hereby grants unto Licensee an irrevocable license, subject to Licensee adhering to all License terms, including but not limited to payment of License Fee and other Costs and to occupy and use the Expansion Premises.

2. Term. The term for the Expansion Premises shall be one (1) year, six (6) months, and approximately sixteen (16) days. The anticipated commencement date of the Expansion Premises shall be December 17, 2012 (the “1420 Expansion Premises Commencement Date”) and terminate on June 30, 2014 (the “Term”), unless sooner terminated by Licensor or Licensee as expressly provided for in this Agreement.

3. Condition. Licensee accepts the Expansion Premises in its “as is” condition as of the Expansion Premises Commencement Date.

4. License Fee. The consideration for this Expansion Premises license shall be the sum of Six Thousand Five Hundred Two and 50/100 Dollars ($6,502.50) per month (“License Fee”), which shall be payable in advance on the first day of each month, without deduction, set-off or abatement whatsoever, throughout the Term beginning on the 1420 Expansion Premises Commencement Date. All License Fees shall be paid to Licensor at Licensor’s address as set forth above.

5. Other Costs. In addition to the License Fee for the 1420 Expansion Premises outlined above, Licensee shall be responsible for monthly utility charges for the 1420 Expansion Premises in the amount of $325.13 per month and HVAC for non-business hours in the amount of $45.00 per hour, as well as any costs incurred by Licensor resulting from any default by Licensee of its insurance or maintenance obligations hereunder.

6. Security Deposit. Simultaneously with the execution of this Fourth Amendment, Licensee shall deliver to Licensor an additional Security Deposit in the amount of Six Thousand Five Hundred Two and 50/100 Dollars ($6,502.50).

7. Operating Charges and Real Estate Taxes. Licensee shall pay to Licensor, as “Additional Rent”, Licensee’s proportionate share of the amount by which Operating Charges for each license year following the Base Year exceed the Base Year Operating Charges (hereinafter referred to as the “Operating Charges Escalation”) falling entirely or partly within the Term. “Operating Charges” shall mean the sum of all direct and indirect costs and expenses of any kind or nature whatsoever incurred in connection with the management, operation, maintenance, repair, replacement and cleaning of the Building, the Land and the Common Areas. The base year for the Expansion Premises for Operating Charges and Real Estate Taxes is 2012 (the “Base Year”). Licensee’s Proportionate Share is agreed to be 6.36%.

Commencing on the first day of the year following the Base Year and thereafter for the remainder of the Term, Licensee shall pay, as Additional Rent, Licensee’s proportionate share of the amount by which Real Estate Taxes for each year falling entirely or partially within the Term following the Base Year exceeds the Base Year Real Estate Taxes (hereinafter referred to as the “Real Estate Taxes Escalation”). As of the date hereof,

8. Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements as set forth in the License Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed as duly authorized parties this Agreement as of the date first set forth hereinabove.

AGREED TO:

LICENSOR:

BEDMINSTER 2 FUNDING, LLC,
A New Jersey limited liability company

By:	/s/ Kurt R. Padavano
Name:	Kurt R. Padavano
Title:	Authorized Representative

LICENSEE:

AMARIN PHARMA INC

By:	/s/ John F. Thero
Name:	John F. Thero
Title:	President

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